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                                                                    Exhibit 10.1

                    LISTING AND STRATEGIC ALLIANCE AGREEMENT

      THIS LISTING AND STRATEGIC ALLIANCE AGREEMENT is dated as of the 16th day of February, 2000 (this "Agreement") by and between (a) International Paper Company, a New York corporation ("International Paper"), and (b)
PaperExchange.com, LLC, a Delaware limited liability company
("PaperExchange.com").

      WHEREAS, International Paper and PaperExchange.com desire to enter into a strategic alliance to facilitate the adoption of electronic commerce in the pulp, paper and packaging industry and in connection therewith, International Paper has agreed to list certain paper products on PaperExchange.com's web site in accordance with the terms hereof;

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, International Paper and PaperExchange.com agree as follows:

      1.  LISTING OF PRODUCTS.

      1.1. Tonnage Listing. During the first two years of this Agreement, International Paper will use good faith reasonable efforts to list on PaperExchange.com's web site a target of ***** tons a month of first run paper products, across a variety of major grades (such as those listed in clauses 1.1
(a), (b), (c) and (d) below). International Paper will use reasonable commercial efforts to ramp up to the ***** ton per month target level as soon as practical. However, the timing of the ramp up to the quantities listed shall be determined by International Paper, in its sole discretion.

            (a) Northern hard wood roll pulp, produced from International Paper's manufacturing facility in Erie, Pennsylvania or other U.S. facilities;

            (b) Southern hardwood or softwood bale pulp, produced from International Paper's manufacturing facilities in Eastover, South Carolina and Riegelwood, North Carolina or other U.S. facilities;

            (c) Grades of paper for tablet, envelopes, white forms bond and uncoated bristols, produced from International Paper manufacturing facilities; and

            (d) White multi-purpose cut-size paper grades (preferably 84 brightness) sourced from International Paper locations.

      1.2. Increase in Tonnage Listing. International Paper will use its reasonable commercial efforts to increase the amount of tonnage listed on PaperExchange.com's web site. Whether such increase is commercially practical shall be determined in the sole discretion of International Paper. PaperExchange.com shall not be liable in the event International Paper's tonnage commitment, including any increase thereof pursuant to this Section 1.2, is not sold in full.

* Confidential Treatment Requested; material has been omitted and filed separately with the Commission.

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      1.3. Listing Prices. International Paper will list its paper products on
PaperExchange.com's web site at market prices, as determined by International Paper.

      1.4. Additional Terms and Conditions. International Paper's listing on PaperExchange.com's web site will be subject to the same terms and conditions as other members listing products for sale on PaperExchange.com's web site as set forth in the Membership Agreement posted on such web site (the "Membership Agreement"), except as otherwise provided in this Agreement. All capitalized terms used herein without definition shall have the meanings set forth in the Membership Agreement.

      2.  PROVISIONS GOVERNING TRANSACTIONS.

      2.1. General. In connection with the payment by International Paper of Transaction Fees, the parties agree that the provisions of Section 9 of the Membership Agreement shall be modified as set forth in Sections 2.2 through 2.7. Capitalized terms used, but not otherwise defined in this Section 2, shall have the meaning set forth in the Membership Agreement. The parties agree that if PaperExchange.com determines that any provision of any Membership Agreement between PaperExchange.com and International Paper and/or its affiliates would negatively impact the ability of PaperExchange.com to recognize the gross amount of revenue generated by International Paper's sales of products to PaperExchange.com in accordance with Securities Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101") and at the time, PaperExchange.com desires to make such a revenue recognition, PaperExchange.com and International Paper will in good faith negotiate such changes to such Membership Agreement(s) as would permit PaperExchange.com to comply with SAB 101.

      2.2. Fees. (a) A Transaction Fee shall not be payable to PaperExchange.com until International Paper shall ship the Product to the Buyer. If Product is not shipped to the Buyer for any reason, International Paper shall have no liability to PaperExchange.com with respect to a Transaction Fee related to the Product. Transaction Fees payable by International Paper hereunder shall be due within thirty (30) days of the shipment to the Buyer. A Transaction Fee shall not be payable to PaperExchange.com in connection with any transaction between International Paper and its affiliates (as defined in Section 8.2) or between its affiliates.

      (b) With respect to Credit-Approved Transactions, Section 11 of the Membership Agreement is hereby modified to provide that PaperExchange.com shall pay International Paper the Transaction Amount within thirty (30) days of the date of the International Paper invoice reflecting the shipment of Product relating to such Transaction, except in the event of a Dispute, in which case PaperExchange.com shall only be required to pay International Paper the Transaction Amount upon confirmation that such Dispute has been resolved. PaperExchange.com shall pay such Transaction Amount within three (3) business days of the date of resolution of such a Dispute; provided that in no event shall PaperExchange.com be required to pay the Transaction Amount in less than thirty (30) days from the date of the original International Paper invoice that had been subject to such Dispute.


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      2.3. Designated Employees. Notwithstanding the provisions of Section 2 of the Membership Agreement, any Designated Employee of International Paper who completes the registration form shall be considered a Member under the Rules, as such rules are amended by this Agreement.

      2.4. Modification to Rules. Notwithstanding the provisions of Section 4 of the Membership Agreement, any amendment or change by PaperExchange.com to the Rules after the date hereof shall not be effective as between International Paper and PaperExchange.com to the extent that any such change shall vary any of the terms of this Agreement.

      2.5. Privacy Policy. PaperExchange.com shall not be permitted to disclose to any third parties (a) information regarding any specific sale transaction arising from International Paper's use of PaperExchange.com's web site or any other information of International Paper, including information listed on co-branded web sites, without International Paper's consent, or (b) the existence of this Agreement, the terms hereof or the strategic alliance described herein or any investment by International Paper or its affiliates in the Company, without International Paper's consent (which consent shall not be unreasonably withheld) except to the extent disclosure by PaperExchange.com is legally required.

      2.6. Termination. Section 21A of the Membership Agreement with respect to termination of access to the Service is hereby deleted and the provisions of
Section 7 hereof substituted therefor.

      2.7. Discount. International Paper shall be entitled to receive a discount on Transaction Fees to the lowest fee schedule (by grade) in an amount which shall equal ***** or such greater percentage as PaperExchange.com may grant from time-to-time to other Members listing Products on the Service.

      2.8. Amended and Restated Membership Agreement. International Paper and PaperExchange.com agree that within 30 days of the date hereof they will enter into an amended and restated membership agreement in the form posted on PaperExchange.com's web site, but incorporating the changes described in Sections 2.2 through 2.7. PaperExchange.com will use commercially reasonable efforts to post such amended and restated membership agreement on its web site such that when an International Paper employee logs on to PaperExchange.com's web site, he will be presented with the amended and restated membership agreement and not PaperExchange.com's standard form of membership agreement.

      3.  BETA INTEGRATION PROJECT.

      On a mutually agreeable timetable, PaperExchange.com and International Paper will engage in the development of a plan to implement an integration project. As part of such project, PaperExchange.com and International Paper shall endeavor to link International Paper's internal information technology system for a specific facility or production unit to

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

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PaperExchange.com's web site in order to facilitate internet-based transactions through PaperExchange.com's web site. Such project may include inventory, production scheduling, billing, and receivable system integration, all subject to International Paper's approval. Each party shall be responsible for the costs of its own staff time with respect to this integration project. PaperExchange.com will allocate reasonable information technology resources to such integration project, and will use commercially reasonable efforts not to allow other strategic technology projects (including with other paper companies) to interfere with the success, or speed, of such integration project.

      4.  GOOD FAITH COMMITMENT TO EXPAND STRATEGIC ALLIANCE.

      International Paper's "corporate" division will promote the concept of working with PaperExchange.com to its business groups during the term of this Agreement, and will in good faith encourage its business groups to experiment with using PaperExchange.com rather than alternative third party-provided electronic commerce solutions. Such encouragement shall in no way prohibit International Paper, any business group of International Paper, or any subsidiary or affiliate of International Paper from pursuing the development of electronic commerce solutions internally or from working with any third party entity in connection with the development of electronic commerce solutions.

      5.  PROMOTION OF RELATIONSHIP.

      In order to achieve "buy-in" and expand internal sponsorship of the sale of products through PaperExchange.com's web site, International Paper will communicate internally to all of its business group about the strategic alliance described in this Agreement. In order to ensure the successful implementation of this Agreement, International Paper and PaperExchange.com will appoint employees to the following positions:

            (a) International Paper: One "corporate" employee to serve as overall champion and coordinator of this Agreement (with such employee reporting directly to John Balboni). Such employee would have as his primary responsibility the coordination of this effort within International Paper.

            (b) International Paper: In each business group participating in the sale of paper through PaperExchange.com, one employee identified as a coordinator/champion. Such employee would not need to be dedicated full time to implementing this Agreement, but would be available to be called upon to jump start the process, solve ongoing problems, etc.

            (c) PaperExchange.com: One full time employee to serve as overall champion and coordinator of this Agreement (with such employee reporting directly to Kent Dolby).

            (d) PaperExchange.com: The necessary support/service staff to assist International Paper employees in the utilization of PaperExchange.com's web-


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            site based exchange as well as to ensure high completion rates on potential transactions.

At the end of the first 12 months of this Agreement, International Paper and PaperExchange.com will reassess the allocation of employees and their efforts in connection with this strategic alliance in order to determine whether such resources are being appropriately utilized.

      6.    ACCESS TO INFORMATION.

      PaperExchange.com will make available to its Members, and specifically International Paper, aggregated transaction information, including, but not limited to, average pricing data by grade and by region, as soon as transaction volumes reach levels that produce meaningful statistical information in PaperExchange.com's good faith judgment.

      7.  TERM AND TERMINATION.

      7.1. Term. This Agreement shall continue until January 31, 2002, unless earlier terminated as provided below.

      7.2. Termination Upon Bankruptcy, Etc. This Agreement may be terminated by either party in the event that the other party shall voluntarily be adjudicated a bankrupt or insolvent, seek or consent to the appointment of a receiver or trustee for itself, file a petition seeking relief under the bankruptcy or other similar laws of the United States, make a general assignment for the benefit of creditors, or be unable to pay its debts as they mature, or a court shall enter an order, judgement or decree appointing a receiver or trustee for it.

      7.3. Termination Upon Default. Either party may terminate this Agreement in the event that the other party shall be in default of its obligations hereunder and such default shall continue for a period of forty-five (45) days after written notice thereof.

      7.4. Termination Related to Rate of Completion of Transactions. International Paper shall have the right to terminate this Agreement upon thirty
(30) days written notice in the event that in its good faith judgment the services provided by PaperExchange.com's web site are not meeting its business needs.

      7.5. Change of Control. International Paper shall have the right to terminate this Agreement upon thirty (30) days written notice in the event of the sale of 51% or more of the voting interests in, the sale of substantially all of the assets of, or the merger or consolidation of PaperExchange.com, to or with any person or entity or affiliate of any person or entity engaged primarily in the manufacture of paper or paper-related products.

      8.  GENERAL

      8.1. Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered


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personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

      If to International Paper, to:

            International Paper Company
            Two Manhattanville Road
            Purchase, NY   10577
            Attention:  John Balboni
            Vice President, Electronic Business
            Fax:  (914) 397-1909

            with a copy to:

            International Paper Company
            Two Manhattanville Road
            Purchase, NY   10577
            Attention:  General Counsel
            Fax:  (914) 397-1909

      If to PaperExchange.com, to:

            545 Boylston Street
            Boston, Massachusetts 02116
            Attention:  President and CEO
            Fax:  (617) 536-1573

            with a copy to:

            Bingham Dana LLP
            150 Federal Street
            Boston, MA  02110
            Attention:  Jonathan K. Bernstein
            Telecopier No.: (617) 951-8736

      Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

      8.2. Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating thereto, including any Membership Agreements previously entered into by and between PaperExchange.com and International Paper and/or any of International Paper's affiliates and/or any employees of International Paper or any of its affiliates. This Agreement shall not be amended except by a written instrument hereafter signed by all of


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the parties hereto. For purposes of this Agreement "affiliate" shall mean any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with another specified person. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

      8.3. Governing Law. The validity and construction of this Agreement shall be governed by and construed in accordance with the internal laws (and not the choice-of-law rules) of The State of New York.

      8.4. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

      8.5. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto.

      8.6. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

      8.7. Construction of Agreement. In the event that any provision of this Agreement conflicts with or is inconsistent with a provision in the Membership Agreement, the terms and conditions of this Agreement shall govern. Any references herein to a "Member" or "Members" of PaperExchange.com shall refer to those persons or entities entering into Membership Agreements with PaperExchange.com.

      8.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.9. Public Statements or Releases. Each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto.


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      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                    INTERNATIONAL PAPER COMPANY


                                    By: /s/ C. Cato Ealy
                                        ---------------------------------------
                                    Name: C. Cato Ealy
                                          -------------------------------------
                                    Title: Vice President
                                           ------------------------------------
                                           Business Development and Planning


                                    PAPEREXCHANGE.COM, LLC


                                    By: /s/ Kent Dolby
                                        ---------------------------------------
                                        Kent Dolby, President and
                                        Chief Executive Officer


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